                                                                                                                                                                                               Exhibit 99.1
Isle Of Capri Casinos, Inc. Commences Offer to Purchase and Consent Solicitation

BILOXI, Miss., February 18 -- Isle of Capri Casinos, Inc. (Nasdaq: ISLE) announced today that it is commencing an offer to purchase and consent solicitation for any and all of its outstanding 8 3/4% Senior Subordinated Notes (the "Notes") due 2009. There is $390,000,000 principal amount of Notes outstanding.

The offer to purchase will expire at 5:00 p.m., New York City time on March 16, 2004, unless extended or earlier terminated. The consent solicitation will expire at 5:00 p.m., New York City time on March 2, 2004, unless extended.

Holders tendering their Notes will be deemed to have delivered their consent to certain proposed amendments to the indenture governing the Notes, which will eliminate certain covenants and certain provisions relating to events of default and amend certain other related provisions. Holders may not tender their Notes without also delivering consents or deliver consents without also tendering their Notes.

The purchase price for each $1,000 principal amount of Notes validly tendered and not revoked on or prior to the expiration date of the offer to purchase will be $1,041.98. Holders who validly tender Notes will also be paid accrued and unpaid interest up to but not including the date of payment for the Notes.

If the requisite number of consents required to amend the indenture is received and the offer to purchase is consummated, Isle of Capri Casinos, Inc. will make a consent payment of $10.00 per $1,000 principal amount of Notes for which consents have been validly delivered and not revoked on or prior to the expiration date of the consent solicitation. Holders who validly tender their Notes after the expiration date of the consent solicitation will receive only the purchase price for the Notes but not the consent payment.

The purchase price for the Notes and the consent payment for Notes tendered on or before the expiration date of the consent solicitation are expected to be paid promptly following the expiration date of the consent solicitation. The purchase price for the Notes tendered on or before the expiration date of the offer to purchase is expected to be paid promptly following the expiration date of the offer to purchase.

The terms of the offer to purchase and consent solicitation, including the conditions to Isle of Capri Casinos, Inc.’s obligations to accept the Notes tendered and consents delivered and pay the purchase price and consent payments, are set forth in Isle of Capri Casinos, Inc.’s Offer to Purchase and Consent Solicitation Statement, dated February 18, 2004. One of the conditions is Isle of Capri Casinos, Inc. having available funds to be raised from a private offering of $425,000,000 senior subordinated notes due 2014. Such offering, if any, will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. Isle of Capri Casinos, Inc. may amend, extend or terminate the offer to purchase and consent solicitation at any time in its sole discretion without making any payments with respect thereto.

Deutsche Bank Securities Inc. and CIBC World Markets Corp. are the Dealer Managers for the offer to purchase and the Solicitation Agents for the consent solicitation. Questions or requests for assistance may be directed to Deutsche Bank Securities Inc. (telephone: (212) 250-4270 (collect)) or CIBC World Markets Corp. (telephone: (800) 274-2746). Requests for documentation may be directed to D. F. King & Co., Inc., the Information Agent (telephone: (800) 669-5550).

This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the Notes. That offer or solicitation will be made only by means of the Offer to Purchase and Consent Solicitation Statement.

Isle of Capri Casinos, Inc. owns and operates 17 riverboat, dockside and land-based casinos at 15 locations, including Biloxi, Vicksburg, Lula and Natchez, Mississippi; Bossier City and Lake Charles (two riverboats), Louisiana; Black Hawk (two land-based casinos) and Cripple Creek, Colorado; Bettendorf, Davenport and Marquette, Iowa; Kansas City and Boonville, Missouri; Freeport, Grand Bahama Island; and Dudley, England, UK. The company also operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

As a publicly held company, we regularly file reports with the Securities and Exchange Commission (the "SEC"). These reports are required by the Securities Exchange Act of 1934 and include:

- Annual Reports on Form 10-K;
- Quarterly Reports on Form 10-Q;
- Current Reports on Form 8-K; and
- All amendments to those reports.

Our Internet website is http://www.islecorp.com. We make our filings available free of charge on our Internet website as soon as reasonably practical after we electronically file or furnish such reports to the SEC.

You may read and copy the reports, statements and other information we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington D.C. 20546. You can request copies of these documents by writing to the SEC but must pay photocopying fees. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC’s Internet site (http://www.sec.gov).

Contact:
Allan B. Solomon, Executive Vice President, 561-995-6660
Rex Yeisley, Chief Financial Officer, 228-396-7052
Lori Hutzler, Director of Corporate Communications, 228-396-7031

This press release contains forward-looking statements which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, permits, weather, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the company’s financial condition, results of operations and expansion projects, is included in the filings of the company with the Securities and Exchange Commission, including but not limited to, its 10-K for the fiscal year ended April 27, 2003 and 10-Q for the fiscal quarter ended October 26, 2003.